Exhibit 10.3

Retention Agreement

This Retention Agreement (“Agreement”) is entered into by and between Belk, Inc. for and on behalf of itself and its subsidiaries (“Belk”), and Adam Orvos. In consideration of the mutual promises set forth below, the parties hereby agree as follows:

1) Preamble. You have been offered this Agreement on the basis of your position with Belk, and the need for you to contribute to the planning and strategy around the potential for a Change in Control (“CIC”). The Agreement will be effective upon execution by both parties.

2) Eligibility for Retention Bonus. In consideration of your continued employment with Belk through each of the pay dates in this paragraph and conditioned on your satisfaction of the terms set forth in this Agreement, you will receive a retention bonus whether or not there is a transaction. The bonus will be paid in two installments on June 12, 2015 and on February 19, 2016. If we proceed to signing an agreement which contemplates a CIC you will be eligible to receive an additional amount on February 19, 2016. The bonus amounts are set forth in the letter accompanying this Agreement.

You will not be eligible to receive the retention bonus payments if you are not continuously employed by Belk through the date of each payment. However, in the event you are unable to work due to a disability or are terminated as an express condition of a CIC, Belk will pay you the retention bonus payments as if you had remained employed. Disability shall, for the purpose of this Agreement, mean you are no longer able even with reasonable accommodation to perform the essential functions of your job as a result of a physical or mental impairment as determined by Belk in its sole discretion.

3) Stock-Based Compensation. You hold certain outstanding stock-based compensation awards, granted pursuant to the Belk, Inc. 2010 Incentive Stock Plan, some of which may be impacted by a CIC of Belk. Your target FY 2016 LTIP award will be doubled. The payment terms of these equity awards, with and without a CIC, are described in the following table:

Award	Month Granted (To Be Granted)	Change in Control Occurs		No Change in Control Occurs
		Date Settled	Determination of Earned Award Value	Date Settled	Determination of Earned Award Value
2014 SIP (Outstanding)	March, 2013	Immediately following close	Deemed earned at target	50% April 2016 / 50% April 2017	Actual Performance
2014 LTIP (Outstanding)	March, 2013	Remaining 50% April 2015	As already determined	Remaining 50% April 2015	As already determined
2015 LTIP (Outstanding)	March, 2014	Immediately following close	Actual Performance	50% April 2015 / 50% April 2016	Actual Performance
2016 LTIP (To Be Granted at 2X Target)	March, 2015	Immediately following close	Deemed earned at target, and at two times normal target award	50% April 2016 / 50% April 2017	Actual Performance

4) Confidentiality. In exchange for the benefits described in this Agreement, you agree not to disclose the terms and conditions set forth in this Agreement and the potential for a CIC. Furthermore, you hereby acknowledge and agree that the potential for a CIC and all matters regarding it constitute sensitive confidential management information, which belongs solely to Belk. If you breach the foregoing confidentiality obligations, you shall not be entitled to the payments described in this Agreement. Further, you acknowledge that Belk shall be entitled to injunctive and equitable relief for any such breach.

You are also reminded of the general obligations of confidentiality you owe to Belk under policies and agreements to which you may be subject as an employee of Belk, including, without limitation, the confidentiality provisions set forth in the Belk Associate Handbook and Belk Acceptable Business Practices.

5) Miscellaneous Provisions.

a. Income and Employment Taxes. All payments and benefits under this Agreement, whether paid in cash, or shares of Belk stock, are subject to any applicable employment, withholding or similar tax or deduction. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption to Section 409A (including the short-term deferral exemption) and shall be interpreted accordingly. Belk makes no assurances with respect to the tax treatment of any payments or benefits payable under this Agreement, including without limitation under the Code, other federal laws, or state or local tax laws.

b. Entire Agreement. Except as otherwise specifically set forth herein, this Agreement sets forth all terms with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings regarding the subject matter hereof, applicable to you; provided however, that this Agreement will not supersede any rights you may have to accrued, vested benefits under any tax-qualified or non-qualified employee benefit plan or vested long-term incentive awards which shall be governed by, and held or exercisable, if at all, in accordance with the respective plans and award agreements pursuant to which they were granted.

c. Amendments and Waivers. This Agreement may only be amended, and provisions hereof may only be waived, by a written agreement signed by both parties (or their successors or assigns) hereto. The failure of a party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of your heirs and representatives, as well as to the assigns and successors of Belk. Neither this Agreement nor any rights or obligations hereunder, however, shall be assignable by you.

e. Enforceability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any portion of this Agreement shall be declared illegal to any extent or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is declared illegal or unenforceable, shall not be affected thereby, and each portion or provision hereof shall be valid and enforceable to the fullest extent permitted by law.

f. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

g. Governing Law. This Agreement shall be construed and governed by the laws of the State of North Carolina, without regard to principles of conflicts of law.

h. General and Unsecured Creditor. Your rights to benefits under this Agreement are those of a general and unsecured creditor of Belk.

i. Interpretation and Administration. This Agreement shall be administered by Belk’s Chief People Officer acting in his or her absolute discretion, shall have the right to interpret this Agreement and take such other actions in its administration and operation as the Chief People Officer deems equitable under the circumstances, which shall be binding on Belk, you and any other person affected by such actions.

j. No Right to Continued Employment. Nothing in this Agreement shall be construed as creating an express or implied contract of employment and shall not create a right for you to be retained in Belk’s employ.

If you understand and agree with the terms and conditions of this Agreement, please sign two copies hereof, retain one for your records, and return one signed copy to Lilicia Bailey, EVP and Chief People Officer at Belk.

Belk, Inc. by:

/s/ Lilicia Bailey

Title: Executive Vice President, Chief People Officer

Accepted and Agreed to by:

/s/ Adam M. Orvos

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